Exhibit 99

Dillard's, Inc. Reports Second Quarter Earnings per Share of $0.32 versus $0.10

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 11, 2011--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") announced operating results for the 13 weeks ended July 30, 2011. This release contains certain forward-looking statements. Please refer to the Company's cautionary statements regarding forward-looking information included below under "Forward-Looking Information".

Highlights of the 13 weeks ended July 30, 2011 included:

  Earnings per share of $0.32 compared to $0.10 for the prior year second quarter. Net income was $17.6 million for the 13 weeks ended July 30, 2011 compared to $6.8 million for the 13 weeks ended July 31, 2010.
  A comparable store sales increase of 6% while maintaining gross margin from retail operations at 33.7% of sales.
  Operating expense leverage of 70 basis points of sales.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “Our strong second quarter operating results solidified a very successful first half of 2011, essentially doubling our earnings per share to $1.66 from $0.80. While we are monitoring the macro-economic environment closely, we will continue to work to create clear distinction at Dillard’s with enhanced service levels to match our improving merchandise mix.”

Income

Dillard’s reported pretax income (income before income taxes and income on and equity in losses of joint ventures) of $24.3 million for the 13 weeks ended July 30, 2011 compared to $7.6 million for the 13 weeks ended July 31, 2010.

Net income for the 13 weeks ended July 30, 2011 was $17.6 million, or $0.32 per share, compared to net income for the 13 weeks ended July 31, 2010 of $6.8 million, or $0.10 per share. Included in net income for the 13 weeks ended July 30, 2011 is a $2.1 million pretax gain ($1.4 million after tax or $0.02 per share) relating to the sale of an interest in a mall joint venture.

Included in net income for the 13 weeks ended July 31, 2010 is a $4.0 million pretax gain on the sale of a store building ($2.6 million after tax or $0.04 per share) and a $2.0 million income tax benefit ($0.03 per share) primarily related to a state administrative settlement.

Net Sales/Total Revenues

Net sales for the 13 weeks ended July 30, 2011 were $1.442 billion compared to net sales for the 13 weeks ended July 31, 2010 of $1.389 billion. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales (which exclude CDI) for the 13-week period ended July 30, 2011 were $1.426 billion compared to $1.359 billion for the 13-week period ended July 31, 2010. Total merchandise sales increased 5% during the second quarter. Sales in comparable stores increased 6%.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) was maintained at 33.7% of sales during the period ended July 30, 2011 on a comparable store sales increase for the quarter of 6%. Inventory in comparable stores increased 3% at July 30, 2011 compared to July 31, 2010 as management has planned more aggressively in light of improved sales trends.

Consolidated gross margin (which includes CDI) improved 20 basis points of sales during the 13 weeks ended July 30, 2011 compared to the 13 weeks ended July 31, 2010.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general expenses (“operating expenses”) improved approximately 70 basis points of sales during the 13 weeks ended July 30, 2011 compared to the 13 weeks ended July 31, 2010. Operating expenses were $396.0 million (27.5% of sales) and $392.0 million (28.2% of sales), respectively. The $4.0 million increase in operating expenses was primarily driven by increases in selling payroll, supplies and services purchased partially offset by decreased net advertising and utilities expenses.

Share Repurchase

During the 13 weeks ended July 30, 2011, Dillard’s announced that the board of directors authorized the repurchase of up to $250 million of the Company’s Class A Common Stock. At July 30, 2011, $250.0 million of authorization remained under the share repurchase program.

Total shares outstanding (Class A and Class B Common Stock) at July 30, 2011 and July 31, 2010 were 54.4 million and 66.8 million, respectively.

Credit Facility

As of July 30, 2011, there were no short-term borrowings outstanding under the Company’s $1.0 billion revolving credit facility. The credit agreement expires on December 12, 2012, and there are no financial covenants under this facility provided its availability exceeds $100 million. Letters of credit totaling $86.0 million were outstanding under the revolving credit facility as of July 30, 2011.

Store Information

During the 13 weeks ended July 30, 2011, Dillard’s completed the closures of its Highland Mall location in Austin, Texas (190,000 square feet), its Decatur Mall location in Decatur, Alabama (128,000 square feet) and its Westminster Mall location in Westminster, Colorado (159,000 square feet).

At July 30, 2011, the Company operated 291 Dillard's locations and 14 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at July 30, 2011 was 53.0 million.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	13-Week Period Ended

	July 30, 2011		July 31, 2010

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,441.7	-	$1,388.9	-
Total revenues	1,475.0	102.3%	1,420.8	102.3%
Cost of sales	962.4	66.8	930.4	67.0
Advertising, selling, administrative and general expenses	396.0	27.5	392.0	28.2
Depreciation and amortization	64.1	4.4	64.5	4.6
Rentals	12.1	0.8	11.9	0.9
Interest and debt expense, net	18.4	1.3	18.5	1.3
Gain on disposal of assets	2.3	0.2	4.1	0.3
Income before income taxes and income on and equity in losses of joint ventures	24.3	1.7	7.6	0.6
Income taxes (benefit)	7.0		(0.2)
Income on and equity in losses of joint ventures	0.3	0.0	(1.0)	(0.1)
Net income	$17.6	1.2%	$6.8	0.5%

Basic and diluted earnings per share	$0.32		$0.10
Basic weighted average shares	54.3		67.7
Diluted weighted average shares	55.2		67.7

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	26-Week Period Ended

	July 30, 2011		July 31, 2010

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$2,910.9	-	$2,842.5	-
Total revenues	2,973.8	102.2%	2,903.5	102.1%
Cost of sales	1,861.3	63.9	1,844.7	64.9
Advertising, selling, administrative and general expenses	785.3	27.0	785.7	27.6
Depreciation and amortization	128.1	4.4	128.2	4.5
Rentals	23.6	0.8	25.0	0.9
Interest and debt expense, net	36.7	1.3	37.3	1.3
Gain on disposal of assets	2.4	0.1	4.2	0.1
Asset impairment and store closing charges	1.2	0.1	2.2	0.0
Income before income taxes and income on and equity in losses of joint ventures	140.0	4.8	84.6	3.0
Income taxes	49.7		27.0
Income on and equity in losses of joint ventures	3.9	0.1	(1.9)	(0.1)
Net income	$94.2	3.2%	$55.7	2.0%

Basic earnings per share	$1.69		$0.80
Diluted earnings per share	$1.66		$0.80
Basic weighted average shares	55.9		70.0
Diluted weighted average shares	56.9		70.0

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	July 30,	July 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$179.5	$214.7
Accounts receivable	19.6	59.7
Merchandise inventories	1,357.9	1,328.2
Other current assets	44.2	44.0
Total current assets	1,601.2	1,646.6

Property and equipment, net	2,514.5	2,697.7
Other assets	61.6	69.4

Total Assets	$4,177.3	$4,413.7

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$706.9	$701.7
Current portion of long-term debt and capital leases	51.4	2.6
Federal and state income taxes including current deferred taxes	64.1	36.5
Total current liabilities	822.4	740.8

Long-term debt and capital leases	706.5	756.3
Other liabilities	206.1	209.5
Deferred income taxes	311.3	331.4
Subordinated debentures	200.0	200.0
Stockholders' equity	1,931.0	2,175.7

Total Liabilities and Stockholders' Equity	$4,177.3	$4,413.7

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (In Millions)
	26-Week Period Ended
	July 30, 2011	July 31, 2010
Operating activities:
Net income	$94.2	$55.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	129.0	129.1
Gain on disposal of assets	(2.3)	(4.2)
Excess tax benefits from share-based compensation	(9.9)	(0.3)
Asset impairment and store closing charges	1.2	2.2
Changes in operating assets and liabilities:
Decrease in accounts receivable	6.4	3.5
Increase in merchandise inventories	(67.7)	(27.5)
Increase in other current assets	(1.7)	(0.7)
Decrease in other assets	2.9	5.7
Increase in trade accounts payable and accrued expenses and other liabilities	19.9	35.7
Decrease in income taxes payable	(47.0)	(70.5)
Net cash provided by operating activities	125.0	128.7
Investing activities:
Purchase of property and equipment	(48.7)	(57.6)
Distribution from joint venture	2.5	-
Proceeds from disposal of assets	12.6	4.1
Net cash used in investing activities	(33.6)	(53.5)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(1.9)	(14.5)
Cash dividends paid	(4.7)	(5.8)
Purchase of treasury stock	(268.7)	(182.6)
Excess tax benefits from share-based compensation	9.9	0.3
Proceeds from stock issuance	10.2	0.4
Net cash used in financing activities	(255.2)	(202.2)
Decrease in cash and cash equivalents	(163.8)	(127.0)
Cash and cash equivalents, beginning of period	343.3	341.7
Cash and cash equivalents, end of period	$179.5	$214.7
Non-cash transactions:
Accrued capital expenditures	$2.8	$2.6
Stock awards	2.8	2.3

Estimates for 2011

The Company is updating the following estimates for certain financial statement items for the fiscal year ending January 28, 2012 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information”.

	In millions
	2011 Estimated	2010 Actual
Depreciation and amortization	$260	$262
Rentals	47	51
Interest and debt expense, net	71	74
Capital expenditures	125	98

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2011, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie J. Bull, 501-376-5965